Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 27, 2019	October 31, 2018

Assets

Current assets:
Cash and cash equivalents	$232,448	$329,277
Accounts receivable	131,066	120,515
Inventories	27,874	29,180
Other current assets	61,618	23,759

Total current assets	453,006	502,731

Property, plant and equipment, net	656,873	571,781
Intangible assets, net	11,272	12,368
Other assets	24,743	23,129

Total assets	$1,145,894	$1,110,009

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$61,647	$57,453
Accounts payable and accrued liabilities	132,880	133,623

Total current liabilities	194,527	191,076

Long-term debt	24,484	-
Other liabilities	13,713	14,364

Photronics, Inc. shareholders' equity	761,088	759,671
Noncontrolling interests	152,082	144,898
Total equity	913,170	904,569

Total liabilities and equity	$1,145,894	$1,110,009